Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135914) pertaining to the 2004 Share Option Plan and 2005 Share Incentive Plan of Vimicro International Corporation of our reports dated June 30, 2011, with respect to the consolidated financial statements of Vimicro International Corporation and the effectiveness of internal control over financial reporting of Vimicro International Corporation, included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China

June 30, 2011